Exhibit 99.1

[Acuity Brands Letterhead]

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces Acquisition of

Mark Architectural Lighting

ATLANTA—(Business Wire)—July 17, 2007—Acuity Brands, Inc. (NYSE: AYI) today announced it has acquired for cash substantially all the assets and assumed certain liabilities of Mark Lighting Fixture Company, Inc. (“Mark Architectural Lighting”), located in Edison, NJ. Mark Architectural Lighting is a specification-oriented manufacturer of high-quality lighting products. Additionally, Mark Architectural Lighting is an innovative and creative resource within the architectural design community, leveraging extensive capabilities to allow designers to fully express their vision from inception to completion. Mark Architectural Lighting, with fiscal year 2006 sales of over $22 million, will continue operations in its existing facility, focusing on key customers and competencies.

The acquisition gives Acuity Brands Lighting a stronger presence in the Northeast, particularly the New York City metropolitan area, and is a complement to the Center for Light+Space, the recently opened Acuity Brands Lighting sales and marketing office in New York City. Mark Architectural Lighting’s leading-edge design expertise and innovative products will enhance the growing portfolio of specialty brands at Acuity Brands Lighting.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “Mark Architectural Lighting brings additional vigor to our growing portfolio of specialty brands. This acquisition is part of our broader strategy to enhance our service to the architectural community, particularly in New York City, and to expand Mark Architectural Lighting’s access to market through our industry leading network of sales agencies. We expect this acquisition to allow us to deliver even greater value to our customers, sales representatives, employees, and shareholders, and to be accretive to fiscal year 2008 earnings.”

Scott Coppola, Vice President and General Manager of the new business unit, added “Mark Architectural Lighting has grown rapidly over the past few years, and we determined the best way to sustain that growth was to access new resources. We are delighted to become a part of the Acuity Brands Lighting family, the acknowledged leader in the lighting industry.”

Acuity Brands, Inc., with fiscal year 2006 net sales of approximately $2.4 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics® and Antique Street Lamps™. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the Company. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company’s operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 10, 2007.